EXHIBIT 99A

       Harleysville National Corporation Stock Bonus Plan

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                 HARLEYSVILLE NATIONAL CORPORATION

                         STOCK BONUS PLAN


     WHEREAS, Harleysville National Corporation ("HNC") desires to promote in its employees and the employees of its subsidiaries ("Employees") the strongest interest in the successful operation of the business, loyalty to HNC and its subsidiaries (collectively, HNC), and increased efficiency in their work;

     WHEREAS, HNC desires to provide a vehicle for Employees to share in the successful enterprise of HNC's business; and

     WHEREAS, the form of this Stock Bonus Plan was approved, adopted, ratified and confirmed by the Board of Directors of HNC at a duly called and convened meeting on November 14, 1996;

     NOW, THEREFORE, in consideration for the premises and of the covenants herein contained, it is hereby agreed by HNC as follows:


     1. Term. The Plan shall be deemed effective as of November 14, 1996, or the date on which the shares to be issued under the Plan have been duly registered under the Securities Act of 1933, as amended ("1933 Act"), whichever occurs later, and shall continue in effect until all stock under the Plan has been issued or the Board of Directors, at its sole discretion, terminates the Plan.

     2. Stock. The shares of stock that may be issued under the Plan shall not exceed, in the aggregate, Twenty Thousand (20,000) shares of HNC's common stock, par value $1.00 per share ("Stock"). In addition, the aggregate amount of Stock under the Plan may be adjusted pursuant to paragraph 5. Such shares of Stock may be either authorized and unissued shares of Stock, or authorized shares of Stock issued by HNC and subsequently reacquired by it as treasury stock. Under no circumstances shall any fractional shares of Stock be issued under the Plan.

     3. Committee. The Plan shall be administered by a committee comprised of the members of the Compensation Committee of HNC which such committee is composed entirely of non-employee directors. The Committee shall be vested with full authority to grant Awards under the Plan, to adopt, amend, and rescind such rules, regulations and procedures as it deems necessary or desirable to administer the Plan, to interpret the provisions of the Plan, and to make all other determinations necessary in connection with the administration of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding. No member of the Committee shall be liable for any determination, decision or action made in good faith with respect to the Plan or any Award granted under the Plan.

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     4.  Eligibility.  Awards under the Plan may be made, at the discretion of the Committee, to any employee of HNC and/or its subsidiaries ("Employees").

     5. Adjustments. In the event of any change in the number of issued and outstanding shares of Stock which results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of HNC, the Committee shall proportionately adjust the maximum number of shares to be awarded under the Plan.

     6. Awards. In November of every year, the Committee shall determine the amount of Stock, if any, to be awarded under the Plan for the then current fiscal year ("Awards"). The determination shall be based on a variety of criteria as determined from time to time by the Committee. Such criteria may include, but is not limited to service, tenure, loyalty, or other subjective criteria. Once the amount is determined, the Awards shall be granted to Employees by the end of the then current fiscal year. The amount of Awards, and whether or not Awards shall be granted, in any given fiscal year shall be determined at the sole discretion of the Committee. HNC is under no obligation to grant Awards under the Plan at any time.

     7. Effect on Employment. The grant of an Award under the Plan shall not be construed as giving the recipient thereof the right to be retained in the employ of HNC or any of its subsidiaries. Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan, shall in any way affect any right and power of HNC to terminate the employment of any Employee at any time with or without assigning a reason thereof.

     8. Indemnification. With respect to liabilities arising under or relating to the Plan, HNC shall indemnify each member of the Committee and each other officer or employee of HNC to whom any duty or power relating to the Plan may be allocated or delegated, to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania and the Articles of Incorporation and Bylaws of HNC.

     9. Governing Law. All questions pertaining to the construction, validity and effect of the provisions of the Plan and the rights of all persons hereunder shall be governed by the laws of the Commonwealth of Pennsylvania.

     10. Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference.


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